Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Jim Spangler, Jim.Spangler@Navistar.com, 331-332-5833
Investor contact:	Marty Ketelaar, Marty.Ketelaar@Navistar.com, 331-332-2706
Web site:	www.Navistar.com/newsroom

NAVISTAR REPORTS FIRST QUARTER 2017 RESULTS

•	Reports first quarter 2017 net loss of $62 million, or 76-cents per share, on revenues of $1.7 billion

•	Generates $55 million of adjusted EBITDA in the first quarter

•	Company on track to achieve internal plan that supports full-year guidance

•	Company increased its year end manufacturing cash guidance to approximately $1 billion

•	OnCommand Connection surpasses 270,000 subscribers

LISLE, Ill. — March 7, 2017 — Navistar International Corporation (NYSE: NAV) today announced a first quarter 2017 net loss of $62 million, or $0.76 per diluted share, compared to a first quarter 2016 net loss of $33 million, or $0.40 per diluted share. Revenues in the quarter were $1.7 billion, a decline of six percent compared to $1.8 billion in the first quarter last year. The decrease primarily reflects lower truck volumes due to soft Class 8 heavy industry conditions and lower global sales.

First quarter 2017 EBITDA was $63 million, compared to first quarter 2016 EBITDA of $82 million. This year’s first quarter EBITDA included favorable net adjustments of $8 million, primarily resulting from a reversal of pre-existing warranty accruals. Excluding this benefit, adjusted first quarter 2017 EBITDA was $55 million.

“Our results are on track with our plan for the year, and demonstrate our ability to effectively manage costs at a time of persistent Class 8 industry headwinds,” said Troy A. Clarke, chairman, president and CEO. “Our order share continues to outpace our market share, which confirms our confidence in the retail share improvement to come. At the same time, we are rolling out a steady stream of new product introductions that are helping us generate new sales opportunities, and position us to take advantage of the anticipated Class 8 rebound in the second half.”

Navistar finished the first quarter 2017 with $771 million in consolidated cash, cash equivalents and marketable securities and $697 million in manufacturing cash, cash equivalents and marketable securities. The company took advantage of strong conditions in the capital markets and generated greater financial flexibility through a $250 million senior note tack-on in the first quarter, while also completing a transaction in February to re-price its existing term loan in order to lower future interest expense.

The company made progress in all three areas of its business strategy — driving operational excellence, growing the core business and building new sources of revenue.

In the first quarter, Navistar began customer deliveries of its new International LT Series Class 8, long-haul truck featuring advanced technologies that deliver unrivaled fuel efficiency, best-in-class uptime and unparalleled driver appeal. The company continued its cadence of new product offerings with the unveiling last week of its new International® A26 engine, which it expects will be the catalyst that drives improved share in the 13-liter segment, when it is launched mid-year in the LT Series. Built from the proven MAN D26 engine platform, this new 12.4-liter engine is designed to deliver superior fuel efficiency and provide industry-leading uptime.

Navistar plans to continue to introduce new products every four to six months through the end of 2018, refreshing its entire product portfolio, while also expanding it with its re-entry into Class 4/5 vehicles through its collaboration with General Motors. Last month, the company went into production on its other major project with this automaker, when it began manufacturing General Motors’ cutaway G van at its Springfield, Ohio plant. In addition to generating additional revenues, it will also help enhance the company’s manufacturing capacity utilization.

Another major growth opportunity is OnCommand Connection, Navistar’s industry-leading telematics system, which surpassed 270,000 subscribers at the end of February, and continues to add new features and services.

Navistar announced last week the closing of its wide-ranging strategic alliance with Volkswagen Truck & Bus, which included a $256 million equity investment in Navistar by that company and the creation of a procurement joint venture and a strategic technology and supply collaboration, both of which are already up and running. The company reiterated it expects the alliance to be accretive beginning in the first full year, and for cumulative synergies for Navistar to ramp up to at least $500 million over the first five years. By year five, it expects the alliance will generate annual synergies of at least $200 million, and for the annual run rate to grow materially thereafter.

“Now that the transaction has closed, we can start collaborating with Volkswagen Truck & Bus to increase our global scale, strengthen our competitiveness, and provide our customers with expanded access to cutting-edge products, technology and services,” Clarke said. “This marks an exciting new chapter in Navistar’s history, and another step in our journey to becoming a stronger, more profitable company.”

The company reiterated and updated its 2017 guidance:

•	Retail deliveries of Class 6-8 trucks and buses in the United States and Canada are forecast to be in the range of 305,000 units to 335,000 units for fiscal year 2017.

•	Full-year 2017 revenues are expected to be similar to 2016.

•	Full-year 2017 adjusted EBITDA is expected to be higher than 2016.

•	Fiscal year end 2017 manufacturing cash is now expected to be about $1 billion, including the capital injection from Volkswagen Truck & Bus and a $250 million senior note tack-on completed in the first quarter 2017.

SEGMENT REVIEW

Summary of Financial Results:

	(Unaudited)
	Quarters Ended January 31,
(in millions, except per share data)	2017	2016
Sales and revenues, net	$1,663	$1,765
Segment Results:
Truck	$(69)	$(51)
Parts	149	150
Global Operations	(4)	(13)
Financial Services	13	26
Net loss(A)	(62)	(33)
Diluted loss per share(A)	$(0.76)	$(0.40)

(A)	Amounts attributable to Navistar International Corporation.

Truck Segment – Truck segment first quarter 2017 net sales decreased $105 million, or nine percent, primarily due to lower Core (Class 6-8 trucks and buses in the United States and Canada) truck volumes as a result of softer industry conditions, the end of CAT-branded units sold to Caterpillar, and the sale of Pure Power Technologies, both of which occurred in the second quarter of 2016.

The Truck segment loss increased to $69 million in the first quarter 2017 versus a loss of $51 million in the same period one year ago. This was primarily driven by market pressures, the impact of lower Core market volumes, and a decrease in other income, partially offset by lower used truck losses, improved material costs and lower adjustments to pre-existing warranties.

Parts Segment – In the first quarter of 2017, the Parts segment net sales and profits were comparable to the prior year, primarily due to higher U.S. and Canada parts sales related to FleetriteTM brand and remanufactured product sales, offset by lower volumes in export and Mexico.

Global Operations Segment – In the first quarter of 2017, the Global Operations segment net sales decreased $42 million, or 46 percent, driven by lower volumes in its South America engine operations. Engine volumes declined 69% compared to the prior year period, due to the end of a customer contract early in the second quarter 2016 and as a result of the ongoing economic downturn in the Brazilian economy. The decrease in volume was partially offset by favorable movements in foreign currency exchange rates, as the average conversion rate of the Brazilian real to the U.S. dollar has strengthened by 15%.

For the first quarter 2017, the Global Operations segment results improved by $9 million, or 69 percent, to a loss of $4 million, primarily due to lower manufacturing and SG&A costs as a result of prior year restructuring and cost reduction efforts, as well as the favorable impact of a one-time benefit recognized as an adjustment to pre-existing warranties.

Financial Services Segment – In the first quarter of 2017, the Financial Services segment net revenues decreased by $5 million, or eight percent. The decrease is primarily driven by lower overall finance receivable balances and unfavorable movements in foreign currency exchange rates impacting its Mexican portfolio, partially offset by higher revenues from operating leases.

The Financial Services segment profit decreased by $13 million, or 50 percent. The decrease is primarily driven by lower interest margins, a decline in other revenue due to lower interest income from certain intercompany loans and an increase in the provision for loan losses in Mexico.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, proprietary diesel engines, and IC Bus™ brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Forward-Looking Statement

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as believe, expect, anticipate, intend, plan, estimate, or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2016. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Navistar International Corporation and Subsidiaries

Consolidated Statements of Operations

	(Unaudited)
	Quarters Ended January 31,
(in millions, except per share data)	2017	2016
Sales and revenues
Sales of manufactured products, net	$1,629	$1,730
Finance revenues	34	35

Sales and revenues, net	1,663	1,765

Costs and expenses
Costs of products sold	1,370	1,466
Restructuring charges	7	3
Asset impairment charges	2	2
Selling, general and administrative expenses	200	205
Engineering and product development costs	63	58
Interest expense	82	81
Other income, net	(8)	(22)

Total costs and expenses	1,716	1,793
Equity in income (loss) of non-consolidated affiliates	3	(1)

Loss before income tax	(50)	(29)
Income tax benefit (expense)	(4)	5

Net loss	(54)	(24)
Less: Net income attributable to non-controlling interests	8	9

Net loss attributable to Navistar International Corporation	$(62)	$(33)

Loss per share attributable to Navistar International Corporation:
Basic	$(0.76)	$(0.40)
Diluted	$(0.76)	$(0.40)
Weighted average shares outstanding:
Basic	81.8	81.7
Diluted	81.8	81.7

Navistar International Corporation and Subsidiaries

Consolidated Balance Sheets

	January 31,	October 31,
(in millions, except per share data)	2017	2016
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$573	$804
Restricted cash and cash equivalents	49	64
Marketable securities	198	46
Trade and other receivables, net	262	276
Finance receivables, net	1,161	1,457
Inventories, net	1,022	944
Other current assets	184	168

Total current assets	3,449	3,759
Restricted cash	48	48
Trade and other receivables, net	17	16
Finance receivables, net	202	220
Investments in non-consolidated affiliates	53	53
Property and equipment (net of accumulated depreciation and amortization of $2,566 and $2,553, respectively)	1,290	1,241
Goodwill	38	38
Intangible assets (net of accumulated amortization of $140 and $136, respectively)	50	53
Deferred taxes, net	162	161
Other noncurrent assets	85	64

Total assets	$5,394	$5,653

LIABILITIES and STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$589	$907
Accounts payable	1,046	1,113
Other current liabilities	1,131	1,183

Total current liabilities	2,766	3,203
Long-term debt	4,276	3,997
Postretirement benefits liabilities	2,990	3,023
Other noncurrent liabilities	691	723

Total liabilities	10,723	10,946
Stockholders’ deficit
Series D convertible junior preference stock	2	2
Common stock, $0.10 par value per share (86.8 shares issued and 220 shares authorized at both dates)	9	9
Additional paid-in capital	2,496	2,499
Accumulated deficit	(5,025)	(4,963)
Accumulated other comprehensive loss	(2,617)	(2,640)
Common stock held in treasury, at cost (5.1 and 5.2 shares, respectively)	(198)	(205)

Total stockholders’ deficit attributable to Navistar International Corporation	(5,333)	(5,298)
Stockholders’ equity attributable to non-controlling interests	4	5

Total stockholders’ deficit	(5,329)	(5,293)

Total liabilities and stockholders’ deficit	$5,394	$5,653

Navistar International Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	(Unaudited)
	Quarters Ended January 31,
(in millions)	2017	2016
Cash flows from operating activities
Net loss	$(54)	$(24)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	37	39
Depreciation of equipment leased to others	22	19
Deferred taxes, including change in valuation allowance	—	(18)
Asset impairment charges	2	2
Amortization of debt issuance costs and discount	10	9
Stock-based compensation	7	1
Provision for doubtful accounts, net of recoveries	4	2
Equity in loss of non-consolidated affiliates, net of dividends	3	1
Other non-cash operating activities	(3)	(5)
Changes in other assets and liabilities, exclusive of the effects of businesses disposed	(6)	(128)

Net cash provided by (used in) operating activities	22	(102)

Cash flows from investing activities
Purchases of marketable securities	(212)	(117)
Sales of marketable securities	59	115
Maturities of marketable securities	1	9
Net change in restricted cash and cash equivalents	15	(1)
Capital expenditures	(46)	(29)
Purchases of equipment leased to others	(24)	(49)
Proceeds from sales of property and equipment	2	14
Investments in non-consolidated affiliates	(2)	(1)

Net cash used in investing activities	(207)	(59)

Cash flows from financing activities
Proceeds from issuance of securitized debt	5	50
Principal payments on securitized debt	(27)	(8)
Net change in secured revolving credit facilities	(79)	(108)
Proceeds from issuance of non-securitized debt	298	42
Principal payments on non-securitized debt	(200)	(77)
Net change in notes and debt outstanding under revolving credit facilities	(48)	(70)
Principal payments under financing arrangements and capital lease obligations	—	(1)
Debt issuance costs	(5)	(1)
Proceeds from financed lease obligations	8	7
Proceeds from exercise of stock options	3	—
Dividends paid by subsidiaries to non-controlling interest	(8)	(10)
Other financing activities	—	1

Net cash used in financing activities	(53)	(175)

Effect of exchange rate changes on cash and cash equivalents	7	3

Decrease in cash and cash equivalents	(231)	(333)
Cash and cash equivalents at beginning of the period	804	912

Cash and cash equivalents at end of the period	$573	$579

Navistar International Corporation and Subsidiaries

Segment Reporting

(Unaudited)

We define segment profit (loss) as net income (loss) from continuing operations attributable to Navistar International Corporation, excluding income tax expense. The following tables present selected financial information for our reporting segments:

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended January 31, 2017
External sales and revenues, net	$1,017	$563	$46	$34	$3	$1,663
Intersegment sales and revenues	10	7	4	20	(41)	—

Total sales and revenues, net	$1,027	$570	$50	$54	$(38)	$1,663

Income (loss) attributable to NIC, net of tax	$(69)	$149	$(4)	$13	$(151)	$(62)
Income tax expense	—	—	—	—	(4)	(4)

Segment profit (loss)	$(69)	$149	$(4)	$13	$(147)	$(58)

Depreciation and amortization	$37	$3	$3	$13	$3	$59
Interest expense	—	—	—	20	62	82
Equity in income of non-consolidated affiliates	1	1	1	—	—	3
Capital expenditures(B)	43	—	1	—	2	46

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended January 31, 2016
External sales and revenues, net	$1,081	$562	$84	$35	$3	$1,765
Intersegment sales and revenues	51	8	8	24	(91)	—

Total sales and revenues, net	$1,132	$570	$92	$59	$(88)	$1,765

Income (loss) attributable to NIC, net of tax	$(51)	$150	$(13)	$26	$(145)	$(33)
Income tax benefit	—	—	—	—	5	5

Segment profit (loss)	$(51)	$150	$(13)	$26	$(150)	$(38)

Depreciation and amortization	$34	$3	$5	$12	$4	$58
Interest expense	—	—	—	19	62	81
Equity in income (loss) of non-consolidated affiliates	1	1	(3)	—	—	(1)
Capital expenditures(B)	25	1	1	—	2	29

(in millions)	Truck	Parts	Global Operations	Financial Services	Corporate and Eliminations	Total
Segment assets, as of:
January 31, 2017	$1,694	$605	$354	$1,789	$952	$5,394
October 31, 2016	1,520	594	407	2,116	1,016	5,653

(A)	Total sales and revenues in the Financial Services segment include interest revenues of $36 million and $42 million for the three months ended January 31, 2017 and 2016, respectively.
(B)	Exclusive of purchases of equipment leased to others.

SEC Regulation G Non-GAAP Reconciliation

The financial measures presented below are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP and are reconciled to the most appropriate GAAP number below.

Earnings (loss) Before Interest, Income Taxes, Depreciation, and Amortization (“EBITDA”):

We define EBITDA as our consolidated net income (loss) from continuing operations attributable to Navistar International Corporation, net of tax, plus manufacturing interest expense, income taxes, and depreciation and amortization. We believe EBITDA provides meaningful information to the performance of our business and therefore we use it to supplement our GAAP reporting. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results.

Adjusted EBITDA:

We believe that adjusted EBITDA, which excludes certain identified items that we do not consider to be part of our ongoing business, improves the comparability of year to year results, and is representative of our underlying performance. Management uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

Manufacturing Cash, Cash Equivalents, and Marketable Securities:

Manufacturing cash, cash equivalents, and marketable securities represents the Company’s consolidated cash, cash equivalents, and marketable securities excluding cash, cash equivalents, and marketable securities of our financial services operations. We include marketable securities with our cash and cash equivalents when assessing our liquidity position as our investments are highly liquid in nature. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of our ability to meet our operating requirements, capital expenditures, equity investments, and financial obligations.

Structural costs consists of Selling, general and administrative expenses and Engineering and product development costs.

EBITDA reconciliation:

	(Unaudited)
	For the Quarters Ended January 31,
(in millions)	2017	2016
Loss attributable to NIC, net of tax	$(62)	$(33)
Plus:
Depreciation and amortization expense	59	58
Manufacturing interest expense(A)	62	62
Less:
Income tax benefit (expense)	(4)	5

EBITDA	$63	$82

(A)	Manufacturing interest expense is the net interest expense primarily generated for borrowings that support the manufacturing and corporate operations, adjusted to eliminate intercompany interest expense with our Financial Services segment. The following table reconciles Manufacturing interest expense to the consolidated interest expense:

	(Unaudited)
	For the Quarters Ended January 31,
(in millions)	2017	2016
Interest expense	$82	$81
Less: Financial services interest expense	20	19

Manufacturing interest expense	$62	$62

Adjusted EBITDA Reconciliation:

	(Unaudited)
	For the Quarters Ended January 31,
(in millions)	2017	2016
EBITDA (reconciled above)	$63	$82

Less significant items of:
Adjustments to pre-existing warranties(A)	(17)	5
North America asset impairment charges(B)	2	2
Restructuring of North American manufacturing operations(C)	7	—
Cost reduction and other strategic initiatives	—	3
One-time fee received(D)	—	(15)

Total adjustments	(8)	(5)

Adjusted EBITDA	$55	$77

(A)	Adjustments to pre-existing warranties reflect changes in our estimate of warranty costs for products sold in prior periods. Such adjustments typically occur when claims experience deviates from historic and expected trends. Our warranty liability is generally affected by component failure rates, repair costs, and the timing of failures. Future events and circumstances related to these factors could materially change our estimates and require adjustments to our liability. In addition, new product launches require a greater use of judgment in developing estimates until historical experience becomes available.
(B)	During the first quarter of 2017, we recorded $2 million of asset impairment charges relating to certain operating leases. During the first quarter of 2016, we recorded $2 million of asset impairment charges relating to certain long lived assets.
(C)	During the first quarter of 2017, we recorded $7 million of restructuring charges related to the 2011 closure of our Chatham, Ontario plant.
(D)	During the first quarter of 2016, we received a $15 million one-time fee from a third party which was recognized in Other income, net.

Manufacturing segment cash, cash equivalents, and marketable securities reconciliation:

	As of January 31, 2017
(in millions)	Manufacturing Operations	Financial Services Operations	Consolidated Balance Sheet
Assets
Cash and cash equivalents	$506	$67	$573
Marketable securities	191	7	198

Total cash, cash equivalents, and marketable securities	$697	$74	$771